SOUTHERN STAR ENERGY INC.

News Release

For Immediate Release
December 8, 2008

Contact Information:
Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES THE APPOINTMENT OF MICHAEL O. ALDRIDGE TO THE BOARD OF DIRECTORS

HOUSTON – (PR Newswire) – December 8, 2008 – Southern Star Energy Inc. (OTCBB: SSEY; "Southern Star" or the "Company") announces the appointment of Michael O. Aldridge to the Company's Board of Directors, effective December 4, 2008. He joins the Southern Star Board with more than 28 years of financial management experience with various companies. Mr. Aldridge was most recently the Executive Vice President of NYSE-listed PetroQuest Energy, where he also served as Chief Financial Officer, Treasurer and a member of the Board of Directors. From 1992 to 1999, he was a Vice President of NYSE-listed Ocean Energy. His previous experience also includes 11 years with Ernst & Young. Mr. Aldridge earned a Bachelor of Science Degree in Accounting from Louisiana State University in 1980, and is a Certified Public Accountant.

David Gibbs, Southern Star's President and Chief Executive Officer, said: "Mike is an important addition to Southern Star. He brings extensive financial and industry experience to our Board, which will prove invaluable as we continue to grow the Company. He is well known in the industry and will provide seasoned Board-level oversight based on his financial and capital formation experience in the oil and gas business."

About Southern Star Energy.

The Company's strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities, and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company's risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,400 leasehold acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, Louisiana. To date, the Company has drilled eight successful tests of the Cotton Valley Sands, the first five of which are connected to the market and producing revenues. Shareholders and prospective

investors and analysts are encouraged to visit the Company's website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition, risks inherent in Southern Star Energy's operations, the effect Mr. Aldridge will have on the Board and on the Company's growth and the quality of Board-level oversight Mr. Aldridge will provide to the Company. Often, but not always, forward-looking statements can be identified by the use of words (1) such as "prove" and "provide" including variations and negative variations of such words or (2) that state that certain actions, events or results "will" be taken, occur or be achieved. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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